EXHIBIT 99.1
UNAUDITED FINANCIAL INFORMATION
CURIS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2024	2023
ASSETS
Cash, cash equivalents and investments	$19,997	$56,334
Restricted cash	544	544
Accounts receivable	3,349	2,794
Prepaid expenses and other assets	4,999	5,138
Property and equipment, net	231	434
Operating lease right-of-use asset	3,163	3,056
Goodwill	8,982	8,982
Total assets	$41,265	$77,282
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$10,135	$12,212
Operating lease liability	2,954	2,794
Liability related to sale of future royalties, net	34,174	42,606
Total liabilities	47,263	57,612
Total stockholders’ equity (deficit)	(5,998)	19,670
Total liabilities and stockholders’ equity (deficit)	$41,265	$77,282

CURIS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Years Ended December 31,
	2024	2023
Revenues, net	$10,908	$10,023
Operating expenses:
Cost of royalties	98	212
Research and development	38,562	39,496
General and administrative	16,790	18,647
Total operating expenses	55,450	58,355
Loss from operations	(44,542)	(48,332)
Total other income	1,153	919
Net loss	$(43,389)	$(47,413)
Net loss per common share (basic and diluted)	$(6.88)	$(8.96)
Weighted average common shares (basic and diluted)	6,306,284	5,293,294